Exhibit 10.7

NONCOMPETITION AGREEMENT

AGREEMENT, made as of the 1st day of November 2005 by and among Compression Polymers Holding Corporation (“CPH”), a Delaware corporation, its wholly owned subsidiaries, Vycom Corp. (“Vycom”), a Delaware corporation and Compression Polymers Corp., a Delaware corporation (“CPC” and together with Vycom, the “Companies” and each individually a “Company”), and Scott Harrison (the “Covenantor”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Employment Agreement (the “Employment Agreement”), dated as of October 5, 2005 by and among the Companies and the Covenantor, the Covenantor performs services to the Companies;

WHEREAS, the Covenantor, by reason of his intimate involvement in the operations and management of the business of the Companies will acquire knowledge and expertise relating to the business and operations of the Companies;

WHEREAS, the Companies would not enter into the Employment Agreement without obtaining the agreement that the expertise and knowledge of the Covenantor will not be put to any use which may in any way harm the Companies or their interests;

WHEREAS, Covenantor acknowledges that the Companies would not enter into the Employment Agreement unless Covenantor executes and delivers this Agreement, and wishes to forego his right to compete therewith with respect to the business of the Companies.

NOW, THEREFORE, in order to induce the Companies to enter into the Employment Agreement and in consideration of the premises and of the mutual covenants and agreements contained herein and in the Employment Agreement, the parties hereto, intending legally to be bound, hereby agree as follows:

1.                                       Noncompetion, Nonsolicitation.

(a)                                  Subject to the provisions of Paragraph 1(c) herein below, from and after the date hereof and until two (2) years following the date of the Covenantor’s termination of employment from the Companies, Covenantor shall not, without the prior written consent of the Companies:

(i)                                     directly or indirectly, as a sole proprietor, member of a partnership, stockholder, investor, officer or director of a corporation, including without limitation, as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity, render any service to (including the making of investments in or otherwise providing capital to) any competitor (or any person or entity that is reasonably anticipated to become a competitor within the term hereof) of any of the Companies or its or their subsidiaries or affiliates, within the geographic areas described in Paragraph 1(b); it being understood that such a person, partnership, corporation or other business organization or entity is in competition with a Company if it is then engaging or planning to engage within the term hereof, itself or through any joint venture, partnership or otherwise, in any business in which (A) any Company or its or their subsidiaries or affiliates (1) has been engaged in prior to the date hereof or (2) is presently engaged in at the date hereof, or (B) any Company or its or their subsidiaries or affiliates is engaged in or has taken steps in preparation to engage in during the term hereof,

(ii)                                  induce or attempt to induce any person or entity which is or was a customer or client of any Company or its or their affiliates, or becomes a customer or client of any Company or its or their affiliates, to terminate its relationship or otherwise cease doing business in whole or in part with any Company or its or their affiliates,

(iii)                               solicit, entice, induce or hire any person who is an employee, or becomes an employee, of any Company or its or their affiliates to become employed by any other person, firm or corporation or to leave his or her employment with any Company or its or their affiliates, or approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person, or

(iv)                              interfere with any relationship between any Company or its or their affiliates and any of its customers or clients so as to cause harm to such Company or its or their affiliates.

(b)                                 The restrictions contained in Paragraph l(a) shall apply in the specific geographic areas and customer markets within such geographic areas served by any Company or its or their affiliates at any time during the term hereof.

(c)                                  Nothing in this Paragraph 1 shall prohibit Covenantor from (i) engaging in any business that is not in competition with any Company or its or their affiliates, or (ii) investing in the securities of any corporation having securities listed on a national securities exchange, provided that such investment does not exceed 2% of any class of securities of any corporation engaged in business in competition with any Company or its or their affiliates, and provided that such investment represents a passive investment and that neither Covenantor nor any group of persons including him, in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations or otherwise takes any part in its business, other than exercising his or her rights as a shareholder, or seeks to do any of the foregoing.

2.                                       Non-Disclosure of Confidential Information.  Covenantor agrees that on and after the date of this Agreement he shall not, without the prior written consent of each Company and the Purchaser, use for himself or others, or divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any Confidential Information pertaining to the business of any Company or its or their affiliates, except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of such Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Covenantor to divulge, disclose or make accessible such information.  All Confidential Information in any Covenantor’s possession shall be returned to the Company promptly following the date hereof.  The term “Confidential Information” shall mean non-public information concerning any Company or its or their affiliates, including, but not limited to, financial data, strategic business plans, product development or other proprietary product data, customer lists, consulting or licensing agreements, vendor lists, lists of potential customers, pricing and credit techniques, private processes, marketing plans, reports, summaries, analyses or other proprietary information now or hereafter in the possession of Covenantor, except for specific items which have become publicly available information (other than such items which Covenantor knows have become publicly available through a breach of fiduciary duty or any confidentiality agreement).

3.                                       Inventions.  Covenantor shall promptly, and in any event no later than one (1) year after termination of his employment with the Companies, with respect to Inventions (as defined below) made or conceived by Covenantor during his employment with any Company, either solely or jointly with others, if based on or related to or connected with the business of any Company or if any Company’s time, material, facilities or other employees of a Company contributed thereto:

(a)                                  Promptly and fully inform the Companies in writing of such Inventions;

(b)                                 Assign, and Covenantor does hereby assign, to the Companies all of Covenantor’s rights to such Inventions, if any, and to applications for letters patent and to letters patent granted upon such Inventions; and

(c)                                  Acknowledge and deliver promptly to the Companies (without charge to Covenantor but at the expense of the Companies) such written instruments and do such other acts as may be reasonably necessary to obtain and maintain letters patent and to vest the entire right and title thereto in the Companies.

All Inventions, regardless of whether or not they are considered “works for hire,” shall for all purposes be regarded as acquired and held by Covenantor for the benefit, and shall be the sole and exclusive property, of the Companies.  The term “Inventions” shall mean discoveries, developments, improvements, or inventions (whether patentable or not) related to the business of any Company.

4.                                       Remedy for Certain Breaches.

(a)                                  Covenantor acknowledges and agrees that the restrictions on his activities under the provisions of Paragraphs 1, 2 and 3 above, are required for the reasonable protection of each Company.  Covenantor further acknowledges and agrees that a breach of any of those obligations will result in irreparable harm to the Companies, for which there would be no adequate remedy at law, and therefore, Covenantor irrevocably and unconditionally (i) agrees that in addition to any other remedies which each Company may have under this Agreement or otherwise, all of which remedies shall be cumulative, each Company shall be entitled to apply to any court of competent jurisdiction for preliminary and permanent injunctive relief and other equitable relief, without the necessity of proving actual damage, restraining Covenantor from doing or continuing to do or perform any acts constituting such breach or threatened breach, (ii) agrees that such relief and any other claim by any Company pursuant hereto may be brought in the United States District Court for the Southern District of New York, or if such court does not have subject matter jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of New York, (iii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iv) waives any objection which Covenantor may have to the laying of venue of any such suit, action or proceeding in any such court.

(b)                                 Covenantor agrees that the existence of any claim or cause of action by Covenantor against any Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by such Company of the provisions of this Agreement.

5.                                       Nature of Restrictions.  Covenantor has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon each Company under this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to any Company, do not stifle the inherent skill and experience of Covenantor, would not operate as a bar to Covenantor’s sole means of support, are fully required to protect the legitimate interests of each Company and do not confer a benefit upon any Company disproportionate to the detriment to Covenantor.

6.                                       Warranties.  Covenantor warrants and represents that he has full power and authority to enter into this Agreement for and on behalf of himself and that such act, and the performance of his obligations hereunder, will not conflict with any other agreements or undertakings to which he is a party or to which he is bound.

7.                                       Notices.  All notices, requests, consents and demands by the parties hereunder shall be delivered by hand, by confirmed facsimile transmission, by recognized national overnight courier service or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

If to Covenantor, to the address identified opposite Covenantor’s name on the signature page attached hereto.

If to any Company or the Purchaser:

c/o AEA Investors LLC

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attn: Sanford Krieger

With copy to:

Fried, Frank, Harris, Shriver and Jacobson LLP

One New York Plaza

New York, NY 10004

Attn: Chris Ewan

Notices shall be effective immediately upon personal delivery or facsimile transmission, one business day after deposit with an overnight courier service or three (3) business days after the date of mailing thereof.  Other notices shall be deemed given on the date of receipt.  Any party hereto may change the address specified herein by written notice to the other parties hereto.

8.                                       Entire Agreement.  This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the obligations of Covenantor other than under and pursuant to the Stock Purchase Agreement or any employment agreement between Covenantor and any of the Companies or the Purchaser.  This Agreement constitutes the entire agreement between the parties with respect to the matters herein provided, and no modifications or waiver of any provision hereof shall be effective unless in writing and signed by each Company and Covenantor.

9.                                       Binding Effect.  All of the terms and provisions of this Agreement shall be binding upon the parties hereto and its or his heirs, executors, administrators, legal representatives, successors and assigns, and inure to the benefit of and be enforceable by either Company and its successors and assigns, except that the duties and responsibilities of Covenantor hereunder are of a personal nature and shall not be assignable or delegable in whole or in part.

10.                                 Reformation of Agreement; Severability.  In the event that any of the provisions of Paragraph 1, 2 or 3 shall be found by a court of competent jurisdiction to be invalid or unenforceable to any extent for any reason, such court shall exercise its discretion in reforming such provision(s) to the end that Covenantor shall be subject to nondisclosure, nonsolicitation and noncompetition covenants that are reasonable under the circumstances and enforceable by any Company.  In the event that any other provision of this Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

11.                                 Remedies; Waiver.  No remedy conferred upon any Company by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission by any Company in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

12.                                 Counterparts.  This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

13.                                 Governing Law.  The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, without application of conflict of laws principles.

14.                                 Headings.  The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

IN WITNESS HEREOF, the parties have executed this Agreement as of the date and year first above written.

COMPRESSION POLYMERS CORP.		COMPRESSION POLYMERS HOLDING CORPORATION

By	/s/ John R. Loyack	By	/s/ John R. Loyack
Name:	John R. Loyack	Name:	John R. Loyack
Title:	Chief Operating Officer	Title:	Chief Operating Officer

VYCOM CORP.

By	/s/ John R. Loyack
Name:	John R. Loyack
Title:	Chief Operating Officer

COVENATOR:

/s/ Scott Harrison
Scott Harrison

Address:
[Intentionally Omitted]